Exhibit 99.1

Noble Corporation plc Devonshire House 1 Mayfair Place London W1J 8AJ England

PRESS RELEASE

NOBLE CORPORATION PLC ANNOUNCES EARLY RESULTS OF CASH TENDER

OFFERS FOR SENIOR NOTES BY WHOLLY-OWNED SUBSIDIARY

LONDON, Jan. 31, 2018 /PRNewswire/ — Noble Corporation plc (“Noble-UK”) (NYSE: NE) announced today, on behalf of its indirect, wholly-owned subsidiary, Noble Holding International Limited (“NHIL”), the results to date of NHIL’s previously announced cash tender offers (the “Tender Offers”) for NHIL’s outstanding 4.00% Senior Notes due 2018, for which the interest rate has been increased to 5.75% (the “2018 Notes”), 4.90% Senior Notes due 2020 (the “2020 Notes”), 4.625% Senior Notes due 2021 (the “2021 Notes”), 3.95% Senior Notes due 2022 (the “2022 Notes”) and 7.75% Senior Notes due 2024 (the “2024 Notes”), and the outstanding 7.50% Senior Notes due 2019 (together with the 2018 Notes, the 2020 Notes, the 2021 Notes, the 2022 Notes and the 2024 Notes, the “Notes”) issued by certain subsidiaries (the “2019 Notes Issuers”) of Noble Corporation, a Cayman Islands exempted company and the guarantor of the Notes (“Noble-Cayman”). In conjunction with certain of the Tender Offers, Noble-UK also announced the results to date for NHIL’s previously announced solicitations (each a “Consent Solicitation” and, collectively, the “Consent Solicitations”) of consents (each a “Consent” and, collectively, the “Consents”) from holders of certain series of Notes to amend certain provisions (the “Proposed Amendments”) of (i) the indenture, dated as of March 1, 1999 (as supplemented, the “1999 Indenture”), between Noble Drilling Corporation and The Bank of New York Mellon Trust Company, N.A. (as successor in interest to JPMorgan Chase Bank, National Association), as trustee, (ii) the indenture, dated as of November 21, 2008 (as supplemented, the “2008 Indenture”), between NHIL and The Bank of New York Mellon Trust Company, N.A. (as successor in interest to JPMorgan Chase Bank, National Association), as trustee, or (iii) the indenture, dated as of March 16, 2015 (as supplemented, the “2015 Indenture”), among NHIL, Noble-Cayman and Wells Fargo Bank, N.A., as trustee (collectively, the “Indentures”).

The following table sets forth the approximate aggregate principal amounts of each series of Notes that were tendered (with Consents that were delivered, if applicable) and not withdrawn (or Consents revoked) on or prior to 5:00 p.m., New York City time, on January 30, 2018 (the “Early Tender Date”):

Title of Notes	CUSIP Number(1)	Aggregate Principal Amount Outstanding Prior to Tender Offers	Aggregate Principal Amount of Notes Tendered(2)		Tender Cap	Acceptance Priority Level	Tender Offer Consideration(3)	Early Tender Premium(3)	Total Consideration(3)(4)
4.00% Senior Notes due 2018*	65504LAM9	$250,000,000	$123,388,000	(5)	N/A	1	$974.93	$30.00	$1,004.93
7.50% Senior Notes due 2019	655042AD1	$201,695,000	$139,789,000	(5)(6)	N/A	2	$1,029.30	$30.00	$1,059.30
4.90% Senior Notes due 2020	65504LAC1	$167,766,000	$101,353,000	(5)(6)	N/A	3	$992.50	$30.00	$1,022.50
4.625% Senior Notes due 2021	65504LAF4	$208,675,000	$115,533,000	(5)(6)	N/A	4	$960.00	$30.00	$990.00
3.95% Senior Notes due 2022	65504LAJ6	$125,661,000	$82,705,000	(5)(6)	N/A	5	$890.00	$30.00	$920.00
7.75% Senior Notes due 2024**	65504LAP2	$1,000,000,000	$435,861,000		$250,000,000	6	$930.00	$30.00	$960.00

*	The interest rate for the 2018 Notes has been increased to 5.75% pursuant to the terms of the indenture governing the 2018 Notes.
**	The 2024 Notes do not have a related Consent Solicitation.
(1)	No representation is made as to the correctness or accuracy of the CUSIP Numbers listed in the Offer to Purchase and Consent Solicitation (as defined herein) or the accompanying Letter of Transmittal and Consent or printed on the Notes. They are provided solely for the convenience of holders of the Notes.
(2)	Notes tendered have not been accepted.
(3)	Per $1,000.00 principal amount of Notes validly tendered (and not validly withdrawn) and accepted for purchase by NHIL.
(4)	Includes the early tender premium of $30.00 per $1,000.00 principal amount of Notes validly tendered prior to the Early Tender Date (and not validly withdrawn) and accepted for purchase by NHIL.
(5)	Includes the related Consents.
(6)	The Requisite Consent (as defined herein) was received for this series of Notes.

The Tender Offers and the Consent Solicitations will expire at midnight, New York City time, at the end of the day on February 13, 2018, unless extended or earlier terminated by NHIL (such date and time, as it may be extended, the “Expiration Date”). No tenders of Notes or deliveries of related Consents submitted after the Expiration Date will be valid. The deadline for holders to validly withdraw tenders of Notes (or revoke Consents) has passed. Accordingly, Notes that were already tendered (with Consents that were delivered, if applicable) at or before the Early Tender Date may not be withdrawn or revoked, except in certain limited circumstances where additional withdrawal or revocation rights are required by law.

The Tender Offers and the Consent Solicitations were only made pursuant to the terms and conditions as described in the Offer to Purchase and Consent Solicitation Statement, dated January 17, 2018 (the “Offer to Purchase and Consent Solicitation”), and the accompanying Letter of Transmittal and Consent. The Financing Condition (as defined in the Offer to Purchase and Consent Solicitation) with respect to the Tender Offers was satisfied on the date hereof upon the closing of NHIL’s previously announced offering of 7.875% senior unsecured guaranteed notes due 2026 in an aggregate principal amount of $750,000,000.

As previously announced, the aggregate principal amount of the 2024 Notes that may be purchased pursuant to the Tender Offers may not exceed $250,000,000 (the “2024 Tender Cap”). As of the Early Tender Date, the 2024 Tender Cap has been exceeded and, as a result, NHIL will not accept for purchase any additional 2024 Notes tendered in the Tender Offers after the Early Tender Date. The proration factor for the 2024 Notes is approximately 44%.

Because the aggregate principal amount of the Notes tendered at or prior to the Early Tender Date would result in an Aggregate Purchase Price (as defined in the Offer to Purchase and Consent Solicitation) that exceeds $750 million, or the Aggregate Maximum Tender Amount (as defined in the Offer to Purchase and Consent Solicitation), the Notes that were validly tendered and not validly withdrawn at or prior to the Early Tender Date will be prorated and accepted for purchase, and NHIL will not accept for purchase any additional Notes tendered after the Early Tender Date. Subject to the satisfaction or waiver of all remaining conditions to the Tender Offers described in the Offer to Purchase and Consent Solicitation having been either satisfied or waived by NHIL, NHIL expects to accept tenders of (i) all 2018 Notes, (ii) all 2019 Notes, (iii) all 2020 Notes, (iv) all 2021 Notes, (v) all 2022 Notes and (vi) 2024 Notes based on a proration factor of approximately 44%.

Notes will be purchased on the “Early Settlement Date,” which is currently expected to occur on February 1, 2018.

In addition, the requisite Consents to effect the Proposed Amendments (the “Requisite Consents”) with respect to the 2019 Notes, the 2020 Notes, the 2021 Notes and the 2022 Notes, as described in the Offer to Purchase and Consent Solicitation, have been received. Accordingly, Noble-UK expects that on or before the Early Settlement Date, NHIL or the 2019 Notes Issuers, as applicable, Noble-Cayman, as guarantor, and the applicable trustee will execute and deliver a supplement to each applicable Indenture (each, a “Supplemental Indenture”) with respect to the Proposed Amendments. The Proposed Amendments will amend the applicable Indenture with respect to the applicable series of Notes to, among other things, eliminate substantially all of the restrictive covenants and certain events of default under the 1999 Indenture and the 2008 Indenture and modify certain notice requirements for redemption of the applicable series of Notes issued under the 1999 Indenture.

Each Supplemental Indenture will become effective upon execution, but will provide that the Proposed Amendments will not become operative unless NHIL accepts the applicable Notes satisfying the Requisite Consent required for purchase in the applicable Tender Offer.

NHIL retained Wells Fargo Securities, LLC and Citigroup Global Markets Inc. to act as the lead dealer managers for the Tender Offers and the lead solicitation agents for the Consent Solicitations. Questions or requests for assistance regarding the terms of the Tender Offers and the Consent Solicitations should be directed to Wells Fargo Securities, LLC at (866) 309-6316 (toll-free) or Citigroup Global Markets Inc. at (800) 558-3745 (toll-free). Requests for the Offer to Purchase and Consent Solicitation and other documents relating to the Tender Offers and the Consent Solicitations may be directed to D.F. King & Co., Inc., the tender agent and information agent for the Tender Offers, at (212) 269-5550 (for banks and brokers only) or (800) 735-3591 (toll-free) (for all others) or ne@dfking.com.

None of NHIL, the 2019 Notes Issuers, Noble-UK, Noble-Cayman, their respective boards of directors or directors, the dealer managers, the solicitation agents, the tender agent and information agent or the trustees with respect to the Notes or any of NHIL’s, the 2019 Notes Issuers’, Noble-UK’s, Noble-Cayman’s or their respective affiliates is making any recommendation as to whether holders should tender any Notes in response to the Tender Offers or deliver any Consents pursuant to the Consent Solicitations. Holders must make their own decision as to whether to tender their Notes and, if applicable, to deliver their Consents, and, if so, the principal amount of Notes as to which action is to be taken.

This press release is neither an offer to purchase nor a solicitation of an offer to sell any Notes in the Tender Offers. The Tender Offers and the Consent Solicitations were not made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the Tender Offers and the Consent Solicitations were required to be made by a licensed broker or dealer, the Tender Offers and the Consent Solicitations will be deemed to have been made on behalf of NHIL by the dealer managers and solicitation agents, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities issued in connection with any notes offering, nor shall there be any sale of the securities issued in such an offering in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Offers of any such securities will be made in the United States only by means of a private offering memorandum pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act.

Forward-Looking Disclosure Statement

Statements in this press release regarding activities or events that may occur in the future, including statements about the Tender Offers and the Consent Solicitations, rig demand, the offshore drilling market, oil prices, contract backlog, fleet status, our or our affiliates’ financial position, business strategy, impairments, repayment of debt, credit ratings, borrowings under our or our affiliates’ credit facilities or other instruments, sources of funds, future capital expenditures, contract commitments, dayrates, contract commencements, extension or renewals, contract tenders, the outcome of any dispute, litigation, audit or investigation, plans and objectives of management for future operations, foreign currency requirements, results of joint ventures, indemnity and other contract claims, construction and upgrade of rigs, industry conditions, access to financing, impact of competition, governmental regulations and permitting, availability of labor, worldwide economic conditions, taxes and tax rates, indebtedness covenant compliance, dividends and distributable reserves, timing or results of acquisitions or dispositions and timing for compliance with any new regulations, as well as any other statements in this release that are not historical facts, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to operating hazards and delays, risks associated with operations outside the U.S., actions by regulatory authorities, credit rating agencies, customers, joint venture partners, contractors, lenders and other third parties, legislation and regulations affecting drilling operations, compliance with regulatory requirements, factors affecting the level of activity in the oil and gas industry, supply and demand of drilling rigs, factors affecting the duration of contracts, the actual amount of downtime, factors that reduce applicable dayrates, litigation, violations of anti-corruption laws, hurricanes and other weather conditions, market conditions, the future price of oil and gas and other factors detailed in Noble-UK’s most recent Form 10-K, Form 10-Qs and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

Noble-Cayman is an indirect, wholly-owned subsidiary of Noble-UK, a public limited company incorporated under the laws of England and Wales. Noble-Cayman performs, through its subsidiaries, contract drilling services with a global fleet of mobile offshore drilling units.

NHIL is an indirect, wholly-owned subsidiary of Noble-Cayman. NHIL performs, through its subsidiaries, contract drilling services with a global fleet of mobile offshore drilling units.

SOURCE Noble Corporation

Jeffrey L. Chastain, Vice President – Investor Relations and Corporate Communications, Noble Drilling Services Inc., 281-276-6383